As filed with the Securities and Exchange Commission on July 5, 2006.
Registration No. 333-16239

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KAISER ALUMINUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3334 (Primary standard industrial classification code number)	94-3030279 (I.R.S. Employer Identification No.)
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610-2831
(949) 614-1740
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John M. Donnan, Esq.
Vice President and General Counsel
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610-2831
(949) 614-1740
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
with copies to:
Troy B. Lewis, Esq.
Anna Marie Dempsey, Esq.
Jones Day
2727 North Harwood Street
Dallas, Texas 75201
(214) 220-3939
     Approximate date of commencement of proposed sale to the public: Not applicable. Deregistration of unsold securities.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________

Deregistration of Securities
     On November 15, 1996, Kaiser Aluminum Corporation (the “Company”) filed a registration statement on Form S-3 (the “Registration Statement”) that provided for the offer and sale by the Company of shares of the Company’s preferred stock, par value $.05 per share (“Preferred Stock”), fractional interests of Preferred Stock represented by depositary shares, shares of the Company’s common stock, par value $.01 per share (“Common Stock”), warrants to purchase Preferred Stock or Common Stock, or any combination of the foregoing (collectively, the “Securities”), at an aggregate initial offering price not to exceed $150,000,000. No Securities were offered or sold under the Registration Statement.
     On February 12, 2002, the Company filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code. On February 6, 2006, the United States Bankruptcy Court for the District of Delaware entered an order confirming the Second Amended Joint Plan of Reorganization of Kaiser Aluminum Corporation, Kaiser Aluminum & Chemical Corporation and Certain of Their Debtor Affiliates, dated September 7, 2005, as modified (the “Plan”), which confirmation order was affirmed by an order of the United States District Court for the District of Delaware entered on May 11, 2006. As a result of the actions contemplated by the Plan, the Company has concluded that it will not offer or sell any Securities under the Registration Statement and, accordingly, is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister, as of the date hereof, all Securities included in the Registration Statement that were not previously offered or sold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on this 5th day of July, 2006.

KAISER ALUMINUM CORPORATION
By:	/s/ Joseph B. Bellino
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE
/s/ Jack A. Hockema Jack A. Hockema	President and Chief Executive Officer and Director (Principal Executive Officer)	July 5, 2006
/s/ Joseph P. Bellino Joseph P. Bellino	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 5, 2006
/s/ Daniel D. Maddox Daniel D. Maddox	Vice President and Controller (Principal Accounting Officer)	July 5, 2006
/s/ George T. Haymaker, Jr. George T. Haymaker, Jr.	Chairman of the Board and Director	July 5, 2006
/s/ Robert J. Cruikshank Robert J. Cruikshank	Director	July 5, 2006
/s/ Charles E. Hurwitz Charles E. Hurwitz	Director	July 5, 2006
/s/ Ezra G. Levin Ezra G. Levin	Director	July 5, 2006
/s/ John D. Roach John D. Roach	Director	July 5, 2006